Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Chris Ogle	Media Contact:	Amber Rensen
	Levi Strauss & Co.		Levi Strauss & Co.
	(800) 438-0349		(415) 501-7777
	Investor-relations@levi.com		newsmediarequests@levi.com

LEVI STRAUSS & CO. ANNOUNCES NEW BOARD MEMBER
Elects Former L.L.Bean, Inc. CEO and Veteran Retail Executive

SAN FRANCISCO (April 19, 2016) – Levi Strauss & Co. (LS&Co.) announced today that it has elected Christopher McCormick to its board of directors, effective April 13, 2016. For 15 years, McCormick was the chief executive officer of L.L.Bean, Inc., a trusted source of quality apparel and outdoor equipment for more than 100 years. With annual sales of $1.6 billion in 2015 and 5,000 full-time employees, L.L.Bean, Inc. conducts business in more than 170 countries through catalog, online and retail channels.

“As we work to accelerate profitable growth, we are expanding the board's expertise in the fastest growing areas of our business,” said Stephen C. Neal, chairman of the board of Levi Strauss & Co. “Chris brings incredibly relevant global retail experience, building L.L.Bean’s substantial ecommerce business, expanding its overall retail footprint and increasing profits for a century-old company that was reinventing itself for the modern consumer.”

McCormick retired in March after spending 33 years at L.L.Bean, Inc., where he started in advertising in 1983 and rose through the executive ranks within marketing to become the chief marketing officer. During his time at L.L.Bean, Inc., he also started and oversaw the international and ecommerce business, ran the women's division and held the role of chief operating officer. In May 2001, McCormick became the first non-family member to take on the title of president and CEO at L.L.Bean, Inc. In his tenure, he successfully grew the business during uncertain economic times.

He graduated from Fairfield University and completed Harvard Business School's Advanced Management Program in 2000. He remains active in industry trade associations, and his civic associations include serving on the board of trustees of the Maine Community College System and membership on Fairfield University's Advisory Board.

“I’m impressed by what Levi Strauss & Co. has accomplished in the past few years,” McCormick said. “There are few iconic apparel companies as well-regarded as this one, and I’m looking forward to lending my expertise to help unleash the potential of the business.”

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About Levi Strauss & Co.
Levi Strauss & Co. is one of the world's largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi's®, Dockers®, Signature by Levi Strauss & Co.™, and Denizen® brands. Its products are sold in more than 110 countries worldwide through a combination of chain retailers, department stores, online sites, and a global footprint of approximately 2,800 retail stores and shop-in-shops. Levi Strauss & Co.'s reported fiscal 2015 net revenues were $4.5 billion. For more information, go to http://levistrauss.com.
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